Filed Pursuant to Rule 424(b)(3)

Registration No. 333-286198

PROSPECTUS SUPPLEMENT

(to Prospectus dated June 12, 2025)

FUSION FUEL GREEN PLC

783,994 Class A Ordinary Shares

This prospectus supplement (this “Prospectus Supplement”) updates, amends, and supplements the prospectus dated June 12, 2025 (the “Prospectus”), which forms a part of Fusion Fuel Green PLC’s (the “Company,” “we,” “us,” or “our”) Registration Statement on Form F-3 (File No. 333-286198). Capitalized terms used and not defined herein are as defined in the Prospectus.

We are filing this Prospectus Supplement to update certain information in the Prospectus, including the purchase of the January 2025 Note that was issued to Pinz Capital Special Opportunities Fund LP by Seven Knots, LLC under a certain Note Purchase and Assignment Agreement, dated as of July 8, 2025, between Pinz Capital Special Opportunities Fund LP and Seven Knots, LLC, for $536,000. Up to 68,607 Class A ordinary shares with a nominal value of $0.0035 each of the Company (“Class A Ordinary Shares”) are issuable upon conversion of such January 2025 Note and were registered for offer and resale by Pinz Capital Special Opportunities Fund LP under the Prospectus. This Prospectus Supplement updates the Prospectus to register the offer and resale of such Class A Ordinary Shares by Seven Knots, LLC.

This Prospectus Supplement is not complete without the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement, and is qualified by reference thereto, except to the extent that the information in this Prospectus Supplement expressly updates or supersedes the information contained in the Prospectus.

The Class A Ordinary Shares and the Company’s public warrants are both listed on The Nasdaq Capital Market tier of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “HTOO” and “HTOOW”, respectively. The last reported sale price of the Class A Ordinary Shares and the public warrants on Nasdaq on August 4, 2025 was $5.18 and $0.04, respectively.

Unless otherwise noted, the share and per share information in this Prospectus Supplement have been adjusted to give effect to the one-for-35 (1-for-35) consolidation of the outstanding Class A Ordinary Shares which became effective at 5:00 p.m. Eastern Time on July 11, 2025.

Investing in our securities involves a high degree of risk. For a discussion of information that should be considered in connection with an investment in our securities, see “Risk Factors” beginning on page 4 of the Prospectus and the risk factors contained in any document incorporated by reference into the Prospectus, this Prospectus Supplement and any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 5, 2025.

SELLING SHAREHOLDERS

This section and the table set forth below update certain information in the “Selling Shareholders” section of the Prospectus. Except as disclosed below, the information set forth in the “Selling Shareholders” section of the Prospectus has not been updated by this Prospectus Supplement.

	Number of Class A Ordinary Shares Owned Prior to Offering			Maximum Number of Class A Ordinary		Number of Class A Ordinary Shares Owned After Offering(2)
Name of Selling Shareholder	Number of Shares		% of Outstanding Shares(1)	Shares Offered Pursuant to this Prospectus		Number of Shares	% of Outstanding Shares
Seven Knots, LLC(3)	29,846	(4)	1.70%	149,309	(5)	—	—
Pinz Capital Special Opportunities Fund LP(6)	31,946	(7)	1.81%	23,960	(8)	—	—

(1)	Applicable percentage ownership prior to the offering is based on 1,729,082 Class A Ordinary Shares outstanding as of July 30, 2025.

(2)	Assumes the sale of all shares being offered under the Prospectus and this Prospectus Supplement.

(3)	The business address of Seven Knots, LLC is 415 N Benton Avenue, Helena, MT 59601. Marissa Welner, the Manager of Seven Knots, LLC, holds voting and, as such, holds dispositive power over the Class A Ordinary Shares held by this selling shareholder. Ms. Welner disclaims any beneficial ownership of these shares.

(4)	Consists of the number of Class A Ordinary Shares beneficially owned by the selling shareholder, which consists of 29,846 Class A Ordinary Shares issuable upon exercise of the warrants issued in exchange for the January 2025 Warrant and March 2025 Warrant formerly held by the selling shareholder as of and within 60 days of July 30, 2025.

(5)	Consists of an aggregate of 149,309 Class A Ordinary Shares, consisting of (i) up to 20,583 Class A Ordinary Shares issuable upon conversion of the March 2025 Note held by the selling shareholder at the March 2025 Notes Alternate Conversion Price including principal and interest accrued through the date of maturity (September 3, 2026), assuming that no event of default will have actually occurred under such March 2025 Note, (ii) up to 106,346 Class A Ordinary Shares issuable upon conversion of the January 2025 Notes held by the selling shareholder at the January 2025 Notes Alternate Conversion Price including principal and interest accrued through the date of maturity (July 10, 2026), assuming that no event of default will have actually occurred under such January 2025 Notes, (iii) up to 9,207 Class A Ordinary Shares issuable upon exercise of a warrant issued in exchange for the March 2025 Warrant formerly held by the selling shareholder, and (iv) up to 13,178 Class A Ordinary Shares issuable upon exercise of a warrant issued in exchange for the January 2025 Warrant formerly held by the selling shareholder, in each instance without regard to the January/March 2025 Securities Maximum Percentage or other limitations set forth therein, all of which are being registered for resale under the Prospectus and this Prospectus Supplement.

(6)	The business address of Pinz Capital Special Opportunities Fund, LP is c/o Walkers Corporate Center, 27 Hospital Road, Georgetown, Grand Cayman KY1-9008, Cayman Islands. Matthew Pinz is the Managing Member of Pinz Capital Special Opportunities Fund LP and has voting and dispositive power over the shares held by Pinz Capital Special Opportunities Fund LP.

(7)	Consists of 31,946 Class A Ordinary Shares issuable upon exercise of a warrant issued in exchange for the January 2025 Warrant formerly held by the selling shareholder as of and within 60 days of July 30, 2025, and without regard to the January/March 2025 Securities Maximum Percentage or other limitations set forth in such warrant.

(8)	Consists of 23,960 Class A Ordinary Shares issuable upon exercise of a warrant issued in exchange for the January 2025 Warrant formerly held by the selling shareholder as of July 30, 2025, all of which are being registered for resale under the Prospectus and this Prospectus Supplement.